                                                                       EXHIBIT 1

                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 15, 1996

                                 BY AND AMONG

                              FORUM GROUP, INC.,

                         MARRIOTT INTERNATIONAL, INC.

                                      AND

                             FG ACQUISITION CORP.

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.    THE OFFER................................................   1
     SECTION 1.2.    COMPANY ACTIONS..........................................   3
     SECTION 1.3.    SHAREHOLDER LISTS........................................   3
     SECTION 1.4.    COMPOSITION OF THE BOARD OF DIRECTORS; SECTION 14(F).....   3

                                  ARTICLE II

                                  THE MERGER
     SECTION 2.1.    THE MERGER...............................................   4
     SECTION 2.2.    EFFECTIVE TIME...........................................   4
     SECTION 2.3.    EFFECTS OF THE MERGER....................................   4
     SECTION 2.4.    ARTICLES OF INCORPORATION AND BY-LAWS....................   4
     SECTION 2.5.    DIRECTORS................................................   5
     SECTION 2.6.    OFFICERS.................................................   5
     SECTION 2.7.    CONVERSION OF SHARES.....................................   5
     SECTION 2.8.    CONVERSION OF PURCHASER'S COMMON STOCK...................   5
     SECTION 2.9.    STOCK OPTIONS............................................   6
     SECTION 2.10.   SHAREHOLDERS' MEETING....................................   6
     SECTION 2.11.   CLOSING..................................................   7

                                  ARTICLE III


                     DISSENTING SHARES; EXCHANGE OF SHARES
     SECTION 3.1.    DISSENTING SHARES........................................   7
     SECTION 3.2.    EXCHANGE OF SHARES.......................................   7

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     SECTION 4.1.    ORGANIZATION.............................................   8
     SECTION 4.2.    CAPITALIZATION...........................................   9
     SECTION 4.3.    AUTHORITY RELATIVE TO THIS AGREEMENT.....................  10
     SECTION 4.4.    CONSENTS AND APPROVALS; NO VIOLATIONS....................  10
     SECTION 4.5.    ABSENCE OF CERTAIN CHANGES...............................  11
     SECTION 4.6.    NO UNDISCLOSED LIABILITIES...............................  11
     SECTION 4.7.    REPORTS..................................................  11
     SECTION 4.8.    SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT.........  12
     SECTION 4.9.    NO DEFAULT...............................................  12


     SECTION 4.10.   LITIGATION; COMPLIANCE WITH LAWS.........................   13
     SECTION 4.11.   EMPLOYEE BENEFIT PLANS; ERISA............................   14
     SECTION 4.12.   ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY.............   15
     SECTION 4.13.   CERTAIN CONTRACTS AND ARRANGEMENTS.......................   16
     SECTION 4.14.   TAXES....................................................   16
     SECTION 4.15.   LABOR MATTER.............................................   18
     SECTION 4.16.   LICENSES AND PERMITS.....................................   18
     SECTION 4.17.   BROKERS..................................................   18

                                   ARTICLE V


            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     SECTION 5.1.    ORGANIZATION.............................................   19
     SECTION 5.2.    AUTHORITY RELATIVE TO THIS AGREEMENT.....................   19
     SECTION 5.3.    CONSENTS AND APPROVALS; NO VIOLATIONS....................   19
     SECTION 5.4.    OFFER DOCUMENTS; PROXY STATEMENT; SCHEDULE 14D-9.........   20
     SECTION 5.5.    FINANCING................................................   20
     SECTION 5.6.    BROKERS..................................................   20

                                  ARTICLE VI

                                   COVENANTS
     SECTION 6.1.    CONDUCT OF BUSINESS OF THE COMPANY.......................  21
     SECTION 6.2.    ACQUISITION PROPOSALS....................................  23
     SECTION 6.3.    ACCESS TO INFORMATION....................................  24
     SECTION 6.4.    REASONABLE EFFORTS.......................................  25
     SECTION 6.5.    CONSENTS AND CERTAIN ARRANGEMENTS........................  25
     SECTION 6.6.    ANTITRUST FILINGS........................................  26
     SECTION 6.7.    PUBLIC ANNOUNCEMENTS.....................................  27
     SECTION 6.8.    EMPLOYEE BENEFITS; EMPLOYEES.............................  27
     SECTION 6.9.    PRE-CLOSING CONSULTATION.................................  28
     SECTION 6.10.   INDEMNIFICATION..........................................  28

                                  ARTICLE VII


                   CONDITIONS TO CONSUMMATION OF THE MERGER
     SECTION 7.1.    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
                     THE MERGER...............................................   29
     SECTION 7.2.    CONDITIONS TO THE OBLIGATION OF THE COMPANY
                     TO EFFECT THE MERGER.....................................   29
     SECTION 7.3.    CONDITIONS TO OBLIGATIONS OF PARENT AND
                     PURCHASER TO EFFECT THE MERGER...........................   30
     SECTION 7.4.    EXCEPTION................................................   30

                                 ARTICLE VIII

                          TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1.    TERMINATION..............................................   30
     SECTION 8.2     EFFECT OF TERMINATION....................................   31
     SECTION 8.3     FEES AND EXPENSES........................................   32
     SECTION 8.4.    AMENDMENT................................................   33
     SECTION 8.5.    EXTENSION; WAIVER........................................   33

                                    ARTICLE IX


                                    MISCELLANEOUS
     SECTION 9.1.     SURVIVAL................................................   34
     SECTION 9.2.     ENTIRE AGREEMENT........................................   34
     SECTION 9.3.     GOVERNING LAW...........................................   34
     SECTION 9.4.     NOTICES.................................................   34
     SECTION 9.5.     SUCCESSORS AND ASSIGNS; NO THIRD PARTY
                      BENEFICIARIES...........................................   35
     SECTION 9.6.     COUNTERPARTS............................................   36
     SECTION 9.7.     INTERPRETATION..........................................   36
     SECTION 9.8.     SCHEDULES...............................................   36
     SECTION 9.9.     LEGAL ENFORCEABILITY....................................   36
     SECTION 9.10.    SPECIFIC PERFORMANCE....................................   36

                                   EXHIBITS
                                   --------

     Exhibit A   .............................................  Conditions to Offer

                            TABLE OF DEFINED TERMS

Term                                                                 Section No.
----                                                                 -----------
Acquisition Proposal..................................................... 6.2(b)
Antitrust Law............................................................ 6.6(d)
Audit................................................................ 4.14(i)(1)
Bankruptcy Court......................................................... 6.5(b)
Bankruptcy Order......................................................... 6.5(b)
Benefit Agreements....................................................... 6.8(b)
Board....................................................................... 1.2
Certificates............................................................. 3.2(b)
Code.................................................................... 4.11(a)
Company................................................................ Preamble
Company Employee............................................................ 6.8
Company Representative...................................................... 6.9
Company SEC Documents.................................................... 4.7(a)
Conditions.................................................................. 1.1
Confidentiality Agreement................................................ 6.3(b)
Continuing Director......................................................... 8.4
Current Premium............................................................ 6.10
D&O Insurance.............................................................. 6.10
Designated Directors........................................................ 8.4
Dissenting Shares........................................................... 3.1
Effective Time.............................................................. 2.2
Environmental Laws...................................................... 4.10(c)
ERISA................................................................... 4.11(a)
ERISA Affiliate......................................................... 4.11(a)
Exchange Act................................................................ 1.2
Exchange Agent........................................................... 3.2(a)
Facility................................................................ 4.12(d)
FRI......................................................................... 6.1
FRP......................................................................... 6.1
Form 10-K................................................................... 4.5
Fully Diluted Basis......................................................... 1.4
Hearthside Shares........................................................ 4.2(a)
HSR Act..................................................................... 4.4
IBCL........................................................................ 2.1
Indemnified Parties........................................................ 6.10
Intellectual Property................................................... 4.12(c)
IRS..................................................................... 4.11(a)

Law....................................................................    2.4
Lien...................................................................  4.2(B)

Term                                                                Section No.
----                                                                -----------
Material Adverse Effect............................................... 4.1, 5.1
Material Contracts........................................................ 4.13
Merger..................................................................... 2.1
Merger Price............................................................ 2.7(a)
Offer................................................................... 1.1(a)
Offer Documents......................................................... 1.1(c)
Option Plan............................................................. 2.9(a)
Order................................................................... 6.6(b)
Ordinary Course Obligations................................................ 6.1
Parent................................................................ Preamble
Parent Representative...................................................... 6.9
PBGC................................................................... 4.11(a)
Permits................................................................... 4.16
Permitted Liens........................................................ 4.12(b)
Person.................................................................. 1.1(b)
Plans.................................................................. 4.11(a)
POR..................................................................... 4.2(a)
Pre-February 6 Party.................................................... 6.2(c)
Proxy Statement........................................................ 2.10(b)
Purchaser............................................................. Preamble
Schedule 14D-9............................................................. 1.2
SEC..................................................................... 1.1(c)
Securities Act............................................................. 4.4
Shares.................................................................. 1.1(a)
Stock Options........................................................... 2.9(a)
Shareholders' Meeting.................................................. 2.10(a)
Subsidiary.............................................................. 1.1(b)
Surviving Corporation...................................................... 2.1
Taxes............................................................... 4.14(i)(2)
Tax Returns......................................................... 4.14(i)(3)
Third Party............................................................. 6.2(b)
Third Party Transaction................................................. 6.2(b)
Warrants................................................................... 4.2

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 15, 1996, is among MARRIOTT INTERNATIONAL, INC., a Delaware corporation ("PARENT"), FG ACQUISITION CORP., an Indiana corporation and a wholly-owned indirect subsidiary of Parent ("PURCHASER"), and FORUM GROUP, INC., an Indiana corporation (the "COMPANY").

                                   RECITALS

     WHEREAS, the Boards of Directors of the Company, Parent and Purchaser deem it advisable and in the best interests of their respective shareholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.  THE OFFER.

     (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 8.1 hereof, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement or the Offer, commence an offer to purchase for cash (as it may be amended in accordance with the terms of this Agreement, the "OFFER") all of the Company's outstanding shares of common stock, no par value (the "SHARES"), subject to the conditions set forth in Exhibit A hereto (the "CONDITIONS"), at a price of $13.00 per Share, net to the seller in cash. Subject only to the Conditions, Purchaser shall, and Parent shall cause Purchaser to, (i) accept for payment and pay for all Shares tendered pursuant to the Offer as promptly as practicable following the expiration date of the Offer, and (ii) extend the period of time the Offer is open until the first business day following the date on which the Conditions are satisfied or waived in accordance with the provisions thereof; provided that (x) Purchaser shall be permitted but shall not
                    --------
be obligated to extend the time the Offer is open if the Company is in breach in any material respect of its covenants or agreements contained herein and (y) Purchaser shall be permitted but shall not be obligated to extend the time the Offer is open if there is a reasonable likelihood that one or more of the Conditions cannot be satisfied; and provided, further, that the Purchaser shall
                                    --------  -------
in no event be obligated or permitted to extend the period of time the Offer is open beyond July 15, 1996. Neither Purchaser nor Parent will extend the expiration date of the Offer beyond the twentieth business day following commencement thereof unless one or more of the Conditions shall not be satisfied. Purchaser expressly reserves the right to amend the terms and conditions of the Offer; provided, that without the consent of the Company, no amendment may be made
--------
which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought, or (iii) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the Conditions, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     (b) The Company will not, nor will it permit any of its wholly owned Subsidiaries (as defined below) to, tender into the Offer any Shares beneficially owned by it; provided, that Shares held beneficially or of record
                          --------
by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company or any of its Subsidiaries shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares. For purposes of this Agreement, "SUBSIDIARY" means, as to any Person (as defined below), any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power solely by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (b) in the case of a partnership or joint venture, in which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. For purposes of this Agreement, "PERSON" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or other entity.

     (c) On the date of the commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Purchaser agrees to provide the Company and its counsel copies of any written comments Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents and a summary of any such comments received orally promptly after the receipt thereof.

     SECTION 1.2. COMPANY ACTIONS. The Company hereby consents to the Offer and represents that its Board of Directors (the "BOARD") (at a meeting duly called and held) has unanimously (a) determined as of the date hereof that the Offer and the Merger (as defined in Section 2.1 hereof) are fair to and in the best interests of the shareholders of the Company and (b) subject to the fiduciary duties of the Board, resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the shareholders of the Company. The Company further represents that Smith Barney Inc. has delivered to the Board its opinion to the effect that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing such recommendation with the SEC (and the information required by
Section 14(f) of the Securities Exchange Act of 1934, as amended (together with all rules and regulations thereunder, the "EXCHANGE ACT"), so long as Parent shall have furnished such information to the Company in a timely manner) and to mail such Schedule 14D-9 to the shareholders of the Company; provided, that
                                                             --------
subject to the provisions of Section 6.2(a) hereof, such recommendation may be withdrawn, modified or amended. The Company will use reasonable efforts so that such Schedule 14D-9 shall be, if so requested by Purchaser, filed on the same date as Purchaser's Schedule 14D-1 is filed and mailed together with the Offer Documents; provided, that in any event the Schedule 14D-9 shall be filed and
           --------
mailed no later than 10 business days following the commencement of the Offer. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on such Schedule 14D-9 prior to the Company's filing of the Schedule 14D-9 with the SEC. The Company agrees to provide Parent and its counsel copies of any written comments the Company or its counsel may receive from the SEC or its staff with respect to such Schedule 14D-9 and a summary of any such comments received orally promptly after the receipt thereof.

     SECTION 1.3. SHAREHOLDER LISTS. In connection with the Offer, at the request of Parent or Purchaser, from time to time after the date hereof, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file maintained for or by the Company containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such information reasonably available to the Company and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

     SECTION 1.4. COMPOSITION OF THE BOARD OF DIRECTORS; SECTION 14(F). In the event that Purchaser acquires at least a majority of the Shares outstanding on a Fully Diluted Basis (as defined below) pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Prior to the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer), the Company will use reasonable best efforts to increase the size of the Board or to obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the shareholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such shareholders in the Schedule 14D-9; provided, however, that Parent and Purchaser
                                    --------  -------
provide to the Company in writing, and will be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section and Rule. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least three of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof) be, Continuing Directors (as defined in Section 8.4 hereof). As used in this Agreement, "FULLY DILUTED BASIS" means, as of any date of determination, a basis that includes all outstanding Shares, together with all Shares issuable upon exercise of vested Stock Options (as defined in Section 2.9(a)) and Warrants (as defined in Section 4.2).


                                  ARTICLE II

                                  THE MERGER

     SECTION 2.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Indiana Business Corporation Law ("IBCL"), Purchaser shall be merged (the "MERGER") with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof or on such other date as the parties hereto may agree (such agreement to require the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors). Following the Merger the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease.

     SECTION 2.2. EFFECTIVE TIME. The Merger shall become effective by filing with the Secretary of State of Indiana articles of merger in accordance with the relevant provisions of the IBCL (the time the Merger becomes effective being the "EFFECTIVE TIME").

     SECTION 2.3. EFFECTS OF THE MERGER. The Company will continue to be governed by the laws of the State of Indiana, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises as well of a public as of a private nature, and being subject to all of the restrictions, disabilities and duties as a corporation organized under the IBCL, will continue unaffected by the Merger. The Merger will have the effects specified in the IBCL. As of the Effective Time the Company shall be a wholly-owned Subsidiary of Parent.

     SECTION 2.4. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-laws of Purchaser as in effect at the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until amended in accordance with applicable Law (as defined below). For purposes of this Agreement, "LAW" or "LAWS" means any valid constitutional provision, statute, ordinance or other law (including common law), rule, regulation, decree, injunction, judgment, order, ruling, assessment or writ of any governmental entity, as any of these may be in effect from time to time.

     SECTION 2.5. DIRECTORS. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by Law.

     SECTION 2.6. OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by Law.

     SECTION 2.7.  CONVERSION OF SHARES.  At the Effective Time:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by any wholly-owned Subsidiary, and other than Dissenting Shares (as defined in Section
3.1 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $13.00 in cash, or any higher price paid per Share in the Offer (the "MERGER PRICE"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

     (b) Each Share held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and each Share held by Parent or any wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist; provided, that Shares held
                                             --------
beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company or any Subsidiaries thereof shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares.

     SECTION 2.8. CONVERSION OF PURCHASER'S COMMON STOCK. Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

     SECTION 2.9.  STOCK OPTIONS.

     (a) All outstanding options and other rights to acquire Shares ("STOCK OPTIONS") granted to employees under any stock option plan, program or similar arrangement of the Company or any Subsidiaries (each, as amended, an "OPTION PLAN"), whether or not then exercisable, will be cancelled by the Company immediately prior to the earlier of (x) the consummation of the Offer and (y) the Effective Time, and the holders thereof shall be entitled to receive from the Company, for each Share subject to such Stock Option, an amount in cash equal to the difference between the Merger Price and the exercise price per share of such Stock Option, which amount shall be paid at the time the Stock Option is cancelled. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 2.9 and all such taxes attributable to the exercise of Stock Options shall be withheld from the proceeds received in respect of the Shares issuable on such exercise.

     (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans shall terminate as of the Effective Time and the provisions in any other plan providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be deleted as of the Effective Time.

     SECTION 2.10. SHAREHOLDERS' MEETING. If required by applicable Law in order to consummate the Merger, the Company, acting through its Board, shall, in accordance with applicable Law, its Amended and Restated Articles of Incorporation and its By-laws:

     (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement (the "SHAREHOLDERS' MEETING");

     (b) subject to its fiduciary duties under applicable Laws as advised as to legal matters by counsel, include in the proxy statement or information statement prepared by the Company for distribution to shareholders of the Company in advance of the Shareholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "PROXY STATEMENT") the recommendation of its Board referred to in Section 1.2 hereof; and

     (c) use its reasonable efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders following the consummation of the Offer and (ii) obtain the necessary approvals of this Agreement by its shareholders.

Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement.

     SECTION 2.11. CLOSING. Prior to the filings referred to in Section 2.2, a closing will be held at the offices of O'Melveny & Myers, 555 Thirteenth Street, N.W., Washington, D.C. (or such other place as the parties may agree), for the purpose of confirming all of the foregoing. The closing will take place one business day after the later of (i) the business day immediately following the receipt of approval or adoption of this Agreement by the Company's shareholders and (ii) the business day on which the last of the conditions set forth in
Article VII is satisfied or duly waived, or at such other time as the parties may agree.


                                  ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF SHARES

     SECTION 3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have perfected any dissenters' rights provided under the IBCL, if applicable (the "DISSENTING SHARES"), shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.7 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the IBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in
Section 2.7(a) of this Agreement, without any interest thereon.

     SECTION 3.2.  EXCHANGE OF SHARES.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Company to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 2.7 and, if applicable, the Bankruptcy Order (as defined in Section 6.5(b)) on a timely basis.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor, in each case customary for transactions such as the Merger. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.7(a) hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or any wholly owned Subsidiary of Parent, Shares held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 2.7(a) hereof, without any interest thereon.

     (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Section 2.7 hereof in accordance with the procedures set forth in this Article III.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents, warrants and covenants to and with Parent and Purchaser as follows:

     SECTION 4.1. ORGANIZATION. Except as set forth on Schedule 4.1, each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate, partnership or other power and authority to own, lease, manage and operate its properties and to carry on its business as now being conducted. Except as set forth on Schedule 4.1, each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, managed or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have or constitute a Material Adverse Effect (as defined below). The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles or certificate of incorporation and by-laws (or other similar organizational documents in the event of any Person other than a corporation), as currently in effect, of the Company and each of its Subsidiaries. For purposes of this Agreement (except as provided in Article V hereof), the term "MATERIAL ADVERSE EFFECT" shall mean any change, effect or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its material obligations under this Agreement. In determining whether any change, effect or circumstance is or constitutes a Material Adverse Effect, effect will be given to any reserves set forth on the financial statements contained in the Company Quarterly Report on Form 10-Q for the quarter ending December 31, 1995 that specifically relates to the change, effect or circumstance in question.

     SECTION 4.2.  CAPITALIZATION.

     (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 48,000,000 Shares and (ii) 2,000,000 shares of preferred stock ("PREFERRED STOCK"). As of the date hereof, (a) 22,539,831 Shares were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, (b) 1,671,750 Shares were reserved for issuance pursuant to outstanding Stock Options (rights to Stock Options exercisable into 230,500 shares have vested as of the date hereof), (c) 700,144 Shares were reserved for issuance pursuant to the warrants set forth on Schedule 4.2(c) (the "Warrants"),
(d) 262,793 Shares were reserved for issuance pursuant to the Company's Third Amended and Restated Joint Plan of Reorganization, dated January 17, 1992, as amended (the "POR"), (e) 6,000 Shares were reserved for issuance to certain Persons who are investors in the "Hearthside" joint venture (the "Hearthside Shares") and (f) no shares of Preferred Stock were issued and outstanding. Since December 31, 1995, the Company has not issued any additional shares of capital stock other than pursuant to the exercise or conversion of Stock Options and Warrants or pursuant to the POR. Except for the Stock Options and Warrants or pursuant to the POR, Shares issued pursuant thereto and as set forth above in this Section 4.2(a), there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities. Immediately prior to the consummation of the Offer, after giving effect to the transactions contemplated by Section 2.9(a), assuming (i) the Bankruptcy Order is obtained, (ii) the Warrants are fully exercised, (iii) the warrants issued pursuant to an Acquisition Agreement dated as of April 18, 1994 are cancelled and extinguished, and (iv) the rights of Persons to receive the Hearthside Shares are cancelled, 23,239,975 Shares will be issued and outstanding and, except for the Stock Options, there will not be any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

     (b) Schedule 4.2(b) sets forth the outstanding shares of capital stock of, or ownership interests in, each Subsidiary of the Company and the registered owners thereof. All of such shares and interests have been validly issued and are fully paid and nonassessable and, with respect to shares and interests owned by the Company and its Subsidiaries, are owned free and clear of all Liens (as defined below) except as set forth on Schedule 4.2(b). Except as set forth on Schedule 4.2(b), there are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Company's Subsidiaries, or otherwise obligating the Company or any such Subsidiary to issue, transfer or sell any such securities. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of such asset.

     (c) Except as set forth on Schedule 4.2(c), there are no voting trusts or shareholder agreements or agreements providing for the issuance of capital stock to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

     SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company, including any approval by the shareholders of the Company, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the approval and adoption of this Agreement by the holders of the requisite number of the outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The affirmative vote of the holders of two-thirds of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

     SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for any applicable requirements of the Exchange Act, the Securities Act of 1933, as amended, and all rules and regulations thereunder (the "SECURITIES ACT"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the filing and recordation of articles of merger as required by the IBCL, filing with and approval of the any national securities exchange (including NASDAQ) on which the Shares are listed and traded and the SEC with respect to the delisting and deregistering of the Shares, and such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles or certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) require on the part of the Company or any of its Subsidiaries any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their assets, except for such of the foregoing in clauses
(ii), (iii) and (iv) above that are set forth on Schedule 4.4 or which could not in the aggregate have or constitute a Material Adverse Effect.

     SECTION 4.5.  ABSENCE OF CERTAIN CHANGES.  Except (a) as set forth in
Schedule 4.5 or as disclosed to Parent by the Company in a writing which makes express reference to this Section 4.5, (b) as set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "FORM 10-K") or any other document filed prior to the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act, or (c) as contemplated by this Agreement, from December 31, 1995 until the date hereof, neither the Company nor any of its Subsidiaries has
(x) taken any of the actions prohibited by Section 6.1 hereof or suffered any events or changes that, in each case, either individually or in the aggregate, would result in or constitute a Material Adverse Effect, (y) conducted its business or operations other than in the ordinary and usual course of business, consistent with past practices or (z) changed any accounting principles used for purposes of financial reporting.

     SECTION 4.6. NO UNDISCLOSED LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) transaction expenses incurred in connection with this Agreement, (c) liabilities which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and (d) as set forth in Schedule 4.6, from December 31, 1995 until the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1995 contained in the Form 10-K.

     SECTION 4.7.  REPORTS.

     (a) The Company has filed all reports, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act from and including June 30, 1993 (collectively, including any financial statements or schedules included or incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present or will fairly present in all material respects the consolidated results of operations and the cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) has been prepared or will be prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, except
(i) as otherwise noted therein, (ii) to the extent required by changes in generally accepted accounting principles or (iii) in the case of unaudited financial statements, normal year-end audit adjustments.

     (b) The Company has heretofore made available or promptly will make available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 4.8. SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT. None of the information (other than information provided in writing by Parent or Purchaser for inclusion therein) included in the Schedule 14D-9, the Proxy Statement or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement, or supplied by the Company for inclusion in the Offer Documents, including any amendments to any of the foregoing, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to
                               --------
information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 and the Proxy Statement, including any amendments thereto, will comply in all material respects with the Exchange Act and the Securities Act.

     SECTION 4.9. NO DEFAULT. Except as set forth in Schedule 4.9 and except for defaults or violations which, in the aggregate, would not have or constitute a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or other governing documents, (ii) any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which the Company or any of its Subsidiaries is now a party or by which they or any of their assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries.

     SECTION 4.10.  LITIGATION; COMPLIANCE WITH LAWS.

     (a) Except as set forth in the Company SEC Documents or on Schedule 4.10(a), there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the executive officers of the Company, threatened, involving the Company or any of its Subsidiaries or any of their respective assets (or any Person whose liability therefrom may have been retained or assumed by the Company or any of its Subsidiaries either contractually or by operation of Law), by or before any court, governmental or regulatory authority or by any third party which, either individually or in the aggregate, would have or constitute a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective assets is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate, in the future would have or constitute a Material Adverse Effect.

     (b) Except as disclosed by the Company in the Company SEC Documents or
Schedule 4.10(b), the Company and its Subsidiaries are now being and in the past have been operated in substantial compliance with all Laws except for violations which individually or in the aggregate do not and will not have or constitute a Material Adverse Effect.

     (c) Without limiting the foregoing, except for those matters which individually or in the aggregate would not have or constitute a Material Adverse Effect and those matters set forth in Schedule 4.10(c), to the knowledge of the executive officers of the Company, (i) the business of the Company is not being, and has not in the last five years been, conducted in violation of any applicable Environmental Laws (as defined below); (ii) the business of the Company has not made, caused or contributed to any material release of any hazardous or toxic waste, substance or constitute, into the environment, and there are no hazardous wastes or toxic substances in, on, over or under the real property owned, leased, managed or used by the Company on any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries is subject to any compliance agreement or settlement agreement from an alleged violation of any Environmental Laws. For purposes of this Agreement, "ENVIRONMENTAL LAWS" means all applicable Laws relating to pollution or protection of the environment, including the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act.

     SECTION 4.11.  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Except for those matters set forth in Schedule 4.11(a) and such of the following as would not have a Material Adverse Effect, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or its Subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA AFFILIATE"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "PLANS") is, and has been, operated in all material respects in accordance with its terms and in substantial compliance (including the making of governmental filings) with all applicable Laws, including ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, (iii) no material withdrawal liability with respect to any "multiemployer pension plan" (as defined in Section 3(37) of ERISA) would be incurred by the Company and its ERISA Affiliates if withdrawal from such plan were to occur on the Effective Time, (iv) no "reportable event," as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA, and (v) there are no material pending or, to the knowledge of the executive officers of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto other than routine benefit claim matters.

     (b) (i) No Plan has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any liability of the Company or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Purchaser by the PBGC, and (iii) neither the Company nor any ERISA Affiliate has incurred any material withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4204 of ERISA to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) which has not been satisfied in full.

     (c) Except as set forth on Schedule 4.11(c), with respect to each Plan that is subject to Title IV of ERISA, (i) the Company has provided to Purchaser copies of the most recent actuarial valuation report prepared for such Plan prior to the date hereof, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly present the funded status of such Plan in all material respects, and (iii) since the date of such valuation report there has been no material adverse change in the funded status of any such Plan.

     (d) Neither the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan or multiemployer plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Code.

     (e) Except as otherwise set forth on Schedule 4.11(e) or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (f) Except as set forth on Schedule 4.11(f), the Company and its Subsidiaries do not have any employment or consulting agreements, written or oral, with any Company Employees (as defined in Section 6.8).

     SECTION 4.12.  ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY; FACILITIES.

     (a) Except as set forth on Schedule 4.12(a), the Company and its Subsidiaries own or have rights to use all assets (other than real property) necessary to permit the Company and its Subsidiaries to conduct their business as it is currently being conducted except where the failure to own or have the right to use such assets would not, individually or in the aggregate, have or constitute a Material Adverse Effect.

     (b) Schedule 4.12(b) identifies all real property owned or leased by the Company or its Subsidiaries. Except as set forth on Schedule 4.12(b), the Company has, either directly or through its Subsidiaries, (i) good, valid and marketable or indefeasible title to, free and clear of any Liens other than Permitted Liens (as defined below), or (ii) rights by lease or other agreement to use, all such real property. The term "PERMITTED LIENS" shall mean (i) Liens for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (iii) Liens that do not secure debt as would not in the aggregate have a Material Adverse Effect, (iv) Liens arising or resulting from any action taken by Parent or Purchaser, and (v) Liens securing indebtedness described in, or created pursuant to documents filed as exhibits pursuant to, the Company SEC Documents. All real property leases of property (excluding for purposes of this sentence leases with residents of Facilities) under which the Company or any of its Subsidiaries is a lessee or lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no existing material defaults thereunder.

     (c) Neither the Company or any of its Subsidiaries now or in the past has used Intellectual Property (as defined below) which conflicts with or infringes upon any proprietary rights of others except where such conflict or infringement would not, individually or in the aggregate, have or constitute a Material Adverse Effect. "INTELLECTUAL PROPERTY" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

     (d) Schedule 4.12(d) sets forth each residential community, retirement housing community, continuing care community, skilled nursing facility, assisted living facility or other residence or group of residences (each, a "FACILITY") owned, operated, managed or used by the Company or any of its Subsidiaries, whether such Facility is owned, operated, managed or used by the Company or one of its Subsidiaries and, if a Subsidiary, the ownership interest of the Company and its Subsidiaries in such Subsidiary and the nature of any minority ownership interests, if any, in such Subsidiary.

     SECTION 4.13.  CERTAIN CONTRACTS AND ARRANGEMENTS.  Except as set forth on
Schedule 4.13, during the twelve months immediately prior to the date hereof, no Material Contract (as defined below) to which the Company or any of its Subsidiaries is a party has been cancelled or otherwise terminated and during such time the Company has not been threatened with any such cancellation or termination except, in each case, for cancelled or terminated contracts which, individually or in the aggregate, would not have or constitute a Material Adverse Effect. "Material Contract" mean any agreement, written or oral, to which the Company or one of its Subsidiaries is a party or by which any of their assets are bound that either (i) obligates the Company and its Subsidiaries to pay amounts in excess of $500,000, (ii) is a Facility management or similar agreement, (iii) relates to the provision or procurement of goods or services to or from an affiliate, (iv) involves a material joint venture or partnership arrangement, (v) involves an acquisition or divestiture with a price in excess of $1,000,000 or (vi) relates to the ownership or lease of material real property.

     SECTION 4.14. TAXES. Except as otherwise disclosed on Schedule 4.14 and except for those matters which, either individually or in the aggregate, would not result in a Material Adverse Effect:

     (a) The Company and each of its Subsidiaries have filed (or have had filed on their behalf) or will file or cause to be filed, all Tax Returns (as defined in Section 4.14(i)(3) hereof) required by applicable Law to be filed by any of them prior to the consummation of the Offer, and all such Tax Returns and amendments thereto are or (when filed prior to the consummation of the Offer) will be true, complete and correct in all material respects.

     (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes (as defined in Section 4.14(i)(2) hereof) due with respect to any period ending prior to or as of the expiration of the Offer), or where payment of Taxes is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established before the consummation of the Offer, an adequate accrual in accordance with generally accepted accounting principles for the payment of all such Taxes which have accrued prior to the expiration of the Offer. No claim has been made by any tax authority that the Company or any of its Subsidiaries is or may be subject to the payment of taxes in jurisdiction in which the Company and its Subsidiaries have not filed Tax Returns.

     (c) There are no Liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and Liens for real estate Taxes being contested in good faith.

     (d) No Audit (as defined in Section 4.14(i)(1)) is pending with respect to any Taxes due from the Company or any of its Subsidiaries. There are no outstanding waivers extending any statute of limitations relating to the payment of Taxes due from the Company or any of its Subsidiaries for any taxable period ending prior to the expiration of the Offer.

     (e) Neither the Company nor any of its Subsidiaries has received any written notice of deficiency, assessment or adjustment from the Internal Revenue Service or any other domestic or foreign governmental tax authority that has not been fully paid or finally settled, and any such deficiency, adjustment or assessment shown on Schedule 4.14 is being contested in good faith through appropriate proceedings and adequate reserves have been established on the Company's financial statements therefor. There are no deficiencies, assessments or adjustments pending, assessed or, to the knowledge of the executive officers of the Company, threatened, with respect to the Company or any of its Subsidiaries for which written notice has not been received.

     (f) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of Taxes.

     (g) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code.

     (h) Except as provided in this Agreement, as disclosed in the Company SEC Documents or as described in Schedule 4.14(h), neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code or any gross-up or additional payment in connection with such an agreement, contract or arrangement.

     (i) For purposes of this Section 4.14, the following capitalized terms have the following meanings:

         (1) "AUDIT" shall mean any audit, assessment or other examination of Taxes or Tax Returns by the IRS or by any other domestic or foreign governmental authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

               (2) "TAXES" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including but not limited to income, excise, property, gross receipts, sales, use (or any similar taxes), gains, transfer, franchise, payroll, value-added, withholding, Social Security, business license fees, customs, duties and other taxes, assessments, charges, or other fees imposed by a governmental authority, including any interest, additions to tax or penalties applicable thereto, whether or not contested.

               (3) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

          SECTION 4.15. LABOR MATTERS. Except as set forth on Schedule 4.15, neither the Company nor any of its Subsidiaries has, since July 1, 1993, (i) been subject to, or threatened with, any material strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which had or constituted, or could reasonably be expected to have or constitute, a Material Adverse Effect, or (ii) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of Company Employees who are not currently organized.

          SECTION 4.16. LICENSES AND PERMITS. Each of the Company and its Subsidiaries holds all licenses, permits, certificates of authority or franchises (collectively, "PERMITS") that are required by any governmental entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, except where the failure to hold any such Permits or the failure to keep such Permits in effect could not, individually or in the aggregate, have or constitute a Material Adverse Effect. To the knowledge of the executive officers of the Company, no suspension, cancellation or termination of any of such Permits is threatened or imminent that could be or constitute a Material Adverse Effect.

          SECTION 4.17. BROKERS. Except as set forth on Schedule 4.17, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf the Company or any of its Subsidiaries.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser represent, warrant and covenant to and with the Company as follows:

          SECTION 5.1. ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, in the aggregate, have a Material Adverse Effect (as defined below) on Parent or Purchaser. When used in connection with Parent or Purchaser, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent or Purchaser to perform their material obligations under this Agreement. Parent beneficially owns, directly or indirectly, all of the outstanding capital stock of Purchaser.

          SECTION 5.2.  AUTHORITY RELATIVE TO THIS AGREEMENT.  Each of
Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Purchaser and Parent and no other corporate or other proceedings on the part of Parent, Purchaser or any of their affiliates are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes the valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, the Exchange Act, the HSR Act, the filing and recordation of articles of merger as required by the IBCL, and any such filings and approvals as may be required under the "takeover" or "blue sky" Laws of various states and as contemplated by this Agreement, neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the charter or by-laws of Parent or Purchaser, (ii) require on the part of Parent or Purchaser any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser, any of their Subsidiaries or any of their assets, except for such of the foregoing in clauses (ii), (iii) and (iv) above that are set forth on Schedule 5.3 or which would not in the aggregate have or constitute a Material Adverse Effect.

          SECTION 5.4. OFFER DOCUMENTS; PROXY STATEMENT; SCHEDULE 14D-9. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the
                                                              --------
foregoing shall not apply to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any such document. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied by Parent or Purchaser in writing for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the respective times that the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.5. FINANCING. Prior to the expiration of the Offer, Purchaser will have all funds necessary for the purchase of the Shares pursuant to the Offer. Prior to the Effective Time, Purchaser will have all funds necessary to consummate the Merger and to consummate all other transactions contemplated hereunder to be consummated by it, Parent or the Company.

          SECTION 5.6. BROKERS. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

                                  ARTICLE VI

                                   COVENANTS

          SECTION 6.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth on Schedule 6.1, during the period from the date of this Agreement to the consummation of the Offer and, if Parent has made a request therefor pursuant to Section 1.4 hereof, until its Designated Directors (as defined in Section 8.4 hereof) shall constitute in their entirety a majority of the Board, the Company and its Subsidiaries will each conduct its operations according to its ordinary course of business, consistent with past practice, and will use all reasonable efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and key employees, and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date hereof (collectively, the "ORDINARY COURSE OBLIGATIONS"). Without limiting the generality of and in addition to the foregoing, and except as set forth on Schedule 6.1 or otherwise contemplated by this Agreement, prior to the time specified in the preceding sentence, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

          (a) amend its charter, by-laws or other governing documents;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except by the Company in connection with Stock Options, Warrants and the POR) or amend any of the terms of any such securities outstanding on the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (d) (i) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; (ii) incur, assume or prepay any long-term debt; (iii) except in the ordinary course of business consistent with past practices, (A) incur, assume or prepay any obligations with respect to letters of credit or any short-term debt, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except wholly owned Subsidiaries of the Company, (C) make any material loans, advances or capital contributions to, or investments in, any other Person; (iv) change the practices of the Company and its Subsidiaries with respect to the timing of payments or collections; or
(v) mortgage or pledge any assets or create or permit to exist any Lien thereupon other than a Permitted Lien;

          (e) except (i) for arrangements entered into in the ordinary course of business consistent with past practices, (ii) as required by Law or (iii) as otherwise contemplated hereby, enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Company Employee (or any other person for whom the Company or its Subsidiaries will have any liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Company Employee (or any other person for whom the Company or its Subsidiaries will have any liability) or pay any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (f) (i) transfer, sell, lease, license or dispose of any lines of business, Subsidiaries, divisions, operating units or Facilities (other than Facilities that have been closed or are currently proposed to be closed) outside the ordinary course of business, (ii) enter into any material joint venture agreements, acquisition agreements or partnership agreements or (iii) enter into any other material agreement, commitment or transaction outside the ordinary course of business;

          (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, in each case where such action would be material to the Company and its Subsidiaries taken as a whole or (ii) any Facility or site upon which the Company intends to locate any Facility;

          (h) except as may be required by Law, take any action to terminate or materially amend any of its pension plans or retiree medical plans;

          (i) modify, amend, terminate or waive any rights under any Material Contract except in the ordinary course of business consistent with past practice; provided, that the provisions of this Section 6.1(i) shall not apply
          --------
to any arrangement, agreement or contract proposal previously submitted by the Company or a Subsidiary thereof which proposal, upon acceptance thereof, cannot be revised or withdrawn;

          (j) effect any change in any of its methods of accounting in effect as of December 31, 1995, except as may be required by Law or generally accepted accounting principles;

          (k) enter into any material arrangement, agreement or contract that, individually or in the aggregate with other material arrangements, agreements and contracts entered into after the date hereof, would have or constitute a Material Adverse Effect after the date hereof; and

          (l) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions; provided, that with respect to
                                                 --------
Forum Retirement Partners, L.P. ("FRP") and Forum Retirement, Inc., FRP's general partner ("FRI"), the Company shall be obligated only to use its reasonable efforts to cause FRP to comply with the provisions of this Section
6.1 (subject to the fiduciary duties of FRI, if then applicable).

          SECTION 6.2.  ACQUISITION PROPOSALS.

          (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 6.2(b) hereof). The Company and its Subsidiaries will not, and will cause their respective officers, directors, employees and investment bankers, attorneys, accountants or other agents retained by the Company or any of its Subsidiaries not to, (i) solicit, directly or through an intermediary, any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any confidential information relating to the Company or its Subsidiaries to, any Third Party (as defined in
Section 6.2(b)) relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section 6.2, the Company (and any Person referred to above) may furnish information to, and participate in discussions or negotiations with, any Third Party which submits an unsolicited written Acquisition Proposal to the Company if the Board by a majority vote determines, based as to legal matters upon the advice of legal counsel, that furnishing such information or participating in such discussions or negotiations is required by applicable law (including fiduciary principles thereof); provided, that nothing herein shall prevent the
                               --------
Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, that the Company shall not
                                 -------- -------
enter into a written agreement providing for a Third Party Transaction (as defined in Section 6.2(b)) except concurrently with or after the termination of this Agreement (except with respect to confidentiality agreements to the extent expressly provided below). The Company shall promptly provide Parent with a reasonable description of any Acquisition Proposal received (including a summary of all material terms of such Acquisition Proposal and, unless it is prohibited from disclosing the same, the identity of the Person making such Acquisition Proposal). The Company shall promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal with a Third Party. In no event shall the Company provide material, non-public information to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality or similar agreement containing provisions believed by the Company to reasonably protect the confidentiality of such information. Promptly after entering into any confidentiality or similar agreement with any Person on or after February 6, 1996, the Company shall notify Parent of such event and identify the Person with whom the agreement was executed.

          (b) For purposes of this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposal, whether in writing or otherwise, made by a Third Party to enter into a Third Party Transaction. "THIRD PARTY TRANSACTION" means the acquisition of beneficial ownership of all or a material portion of the assets of, or a majority equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other business acquisition or combination transaction involving the Company and its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or a majority of the equity interest in, the Company (other than the transactions contemplated by this Agreement). "THIRD PARTY" means any Person other than Parent, Purchaser or any affiliate thereof.

          (c) Notwithstanding any provision to the contrary herein, none of the Company, its Subsidiaries and their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents shall engage in negotiations or discussions with, or furnish any information to, either (x) any Person (each such Person, together with its affiliates, a "PRE-FEBRUARY 6 PARTY") (i) with whom the Company or any representatives or agents entered into a confidentiality agreement, (ii) with whom the Company or any of its representatives or agents have held substantive discussions regarding a Third Party Transaction or (iii) to whom the Company or its representatives or agents furnished non-public information, in any such case prior to February 6, 1996, or (y) any Person who first expressed an interest in making an Acquisition Proposal or first requested confidential information regarding the Company and its Subsidiaries after the twentieth business day after the Offer was actually commenced. With respect to Persons (other than Pre-February 6 Parties) who first expressed interest in making an Acquisition Proposal or first requested confidential information regarding the Company and its Subsidiaries prior to the twentieth business day after the Offer was actually commenced, none of the Company, its Subsidiaries and their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents shall engage in negotiations or discussions with, or furnish any information to, such Persons after the twentieth business day after the Offer was actually commenced. The Company has previously provided to Parent a complete and accurate list of all Pre-February 6 Parties.

          SECTION 6.3.  ACCESS TO INFORMATION.

          (a) Between the date of this Agreement and the Effective Time, upon reasonable notice and at reasonable times, and subject to any access, disclosure, copying or other limitations imposed by applicable Law or any of the Company's or its Subsidiaries' contracts, the Company will give Parent and its authorized representatives reasonable access to all Facilities, offices and other properties and assets and to all books and records of it and its Subsidiaries, and will permit

Parent to make such inspections as it may reasonably require, and will cause its officers and those of its Subsidiaries to furnish Parent with (i) such financial and operating data and other information with respect to the Company and its Subsidiaries as Parent may from time to time reasonably request, or (ii) any other financial and operating data which materially affects the Company and its Subsidiaries. Parent and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries.

          (b) Parent, Purchaser and the Company agree that the provisions of the Confidentiality Agreement dated December 22, 1995 and the related undertaking (collectively, the "CONFIDENTIALITY AGREEMENT") by and between Parent and the Company shall remain binding and in full force and effect and that the terms of the Confidentiality Agreement are incorporated herein by reference; provided
                                                                    --------
that nothing in such undertaking shall prohibit Parent and Purchaser from consummating the transactions contemplated by this Agreement and the Offer.

          SECTION 6.4. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and without limitation to the provisions of Section 6.6 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including (i) cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any amendments to any thereof; (ii) cooperating in making available information and personnel in connection with presentations, whether in writing or otherwise, to prospective lenders to Parent and Purchaser that may be asked to provide financing for the transactions contemplated by this Agreement; (iii) taking of all action reasonably necessary, proper or advisable to secure any necessary consents or waivers under existing debt obligations of the Company and its Subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iv) contesting any pending legal proceeding relating to the Offer or the Merger; and
(v) executing any additional instruments necessary to consummate the transactions contemplated hereby). In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use all reasonable efforts to take all such necessary action.

          SECTION 6.5.  CONSENTS AND CERTAIN ARRANGEMENTS.

          (a) Each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable efforts to make all filings and obtain all consents and approvals of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other Persons may reasonably request in connection with the foregoing.

          (b) As soon as practicable after the date hereof, Parent, Purchaser and the Company will cause a motion to be filed with the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "BANKRUPTCY COURT"), requesting, and thereafter use their reasonable efforts to obtain, the issuance of an order relating to the POR substantially to the effect set forth on Schedule 6.5 (the "BANKRUPTCY ORDER"). Immediately after receipt of the Bankruptcy Order, the Company will cancel all Shares reserved for issuance under the POR.

          (c) The Company will, upon the specific request of Purchaser, use reasonable efforts to (i) exempt the Company, the Offer and the Merger from the requirements of any state takeover Law by action of its Board and (ii) assist in any challenge by Purchaser to the validity or applicability to the Offer or the Merger of any state takeover Law.

          SECTION 6.6.  ANTITRUST FILINGS.

          (a) In addition to and without limiting the agreements of Parent and Purchaser contained in Section 6.5 hereof, Parent, Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, Purchaser or any of their affiliates under the applicable Antitrust Laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Purchaser or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Antitrust Laws, and (iii) cooperate with the Company in connection with any filing of the Company under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or the Ancillary Agreements commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

          (b) In furtherance and not in limitation of the covenants of Parent and Purchaser contained in Section 6.5 and Section 6.6(a) hereof, Parent, Purchaser and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger as violative of any Antitrust Law, Parent, Purchaser and the Company shall each cooperate and use reasonable efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "ORDER") that is in effect and that restricts, prevents or prohibits consummation of the Offer or the Merger, including by pursuing all reasonable avenues of administrative and judicial appeal. The entry by a court of an Order permitting the Offer or the Merger, but requiring that any of the businesses, product lines or assets of the Company be held separate thereafter, or an offer of settlement substantially to the foregoing effect in any actual or threatened action, suit or proceeding, will not be deemed a failure of the Condition specified in clause (i)(A) of Exhibit A, so long as such action is, in the good faith judgment of Parent, unlikely to have a material impact on the benefits Parent anticipates from the transactions contemplated by this Agreement.

          (c) Each of the Company, Parent and Purchaser shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the SEC or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Parent and/or Purchaser will promptly advise the Company with respect to any understanding, undertaking or agreement (whether oral or written) which it proposes to make or enter into with any of the foregoing parties with regard to any of the transactions contemplated hereby.

          (d) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          SECTION 6.7. PUBLIC ANNOUNCEMENTS. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or the NASDAQ.

          SECTION 6.8.  EMPLOYEE BENEFITS; EMPLOYEES.

          (a) Until December 31, 1996, Parent agrees to cause the Surviving Corporation to continue in all material respects the (i) employee benefit plans (including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), practices and policies which provide employee benefits to employees of the Company or any of its Subsidiaries ("COMPANY EMPLOYEES") and (ii) compensation arrangements, programs and plans providing employee or executive compensation or benefits, to Company Employees; provided that no individual plan or plans must be maintained
                   --------
by the Surviving Corporation so long as, in the aggregate, a substantially equivalent level of compensation or benefits is maintained.

          (b) Parent agrees that the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable Law), all employment, severance, termination, consulting and retirement agreements to which the Company or any of its Subsidiaries is presently a party ("BENEFIT AGREEMENTS"), subject in all respects to the right of the Company to amend or otherwise modify the terms and provisions of any such Benefit Agreements in accordance with the terms thereof. All of the Benefit Agreements providing for payments in excess of $100,000 are identified in reports made available to the Purchaser pursuant to Section 4.11 or on Schedule 6.8(b).

          (c) The parties will take the actions with respect to severance and other employment-related matters set forth on Schedule 6.8(c).

          SECTION 6.9. PRE-CLOSING CONSULTATION. Following the date hereof and prior to the Effective Time, the Company shall designate a senior officer of the Company (the "COMPANY REPRESENTATIVE") to consult with an officer of Parent designated by Parent (the "PARENT REPRESENTATIVE") with respect to major business decisions to be made concerning the operation of the Company and its Subsidiaries. Such consultation shall be made on as frequent a basis as may be reasonably requested by Parent. The parties hereto acknowledge and agree that the agreements set forth in this Section 6.9 shall be subject to any restrictions or limitations required under applicable Law.

          SECTION 6.10. INDEMNIFICATION. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company and its Subsidiaries (including financial and legal advisors to the Company in respect of this Agreement and the transactions contemplated hereby), and each Person that is an affiliate of the foregoing and has or may have liability in respect of any of the foregoing under respondeat superior, agency, controlling person or any other theory of liability for actions or failure to take action by another such Person (the foregoing persons and entities, collectively, "INDEMNIFIED PARTIES"), against all losses, claims, damages or liabilities arising out of (i) any action, suit or proceeding based in whole or in part on this Agreement or the transactions contemplated hereby and (ii) without limiting the generality or effect of the foregoing, any actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under Indiana law, the Articles of Incorporation and By-Laws of the Company in effect at the date hereof and under all agreements to which the Company is a party as of the date hereof set forth in Schedule 6.10, including provisions relating to advances of expenses incurred in the defense of any action or suit (including attorneys' fees of counsel selected by the Indemnified Party); provided that (x) no Indemnified Party shall be entitled to
                    --------
indemnification under this Section 6.10 for acts or omissions that constitute gross negligence, bad faith or willful misconduct, and (y) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Indiana law, the Articles of Incorporation or By-Laws of the Company or under this Section 6.10 will be made by independent counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation. Notwithstanding the foregoing, nothing in this Agreement will diminish or impair the rights of any Indemnified Party under the Articles of Incorporation or By-Laws of the Company or any agreement set forth on Schedule 6.10. The Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation
                                         --------
will not be required to pay an annual premium therefor in excess of 150% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); and, provided, further, that
                                                       --------  -------
if the existing D&O Insurance expires, is terminated or cancelled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 150% of the Current Premium.


                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable Law, if required by applicable Law;

          (b) No statute, rule, regulation, Order, decree, ruling or injunction shall have been enacted, entered, promulgated, enforced or deemed applicable by any court or governmental authority which prohibits the consummation of the Merger;

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

          (d) The Offer shall not have been terminated or expired in accordance with its terms and the terms of this Agreement prior to the purchase of any Shares.

          SECTION 7.2. CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and

          (b) Each of Parent and Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

Parent and Purchaser will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.2 as the Company may reasonably request.

          SECTION 7.3. CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as such time; and

          (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

The Company will furnish Parent and Purchaser with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.3 as Parent or Purchaser may reasonably request.

          SECTION 7.4. EXCEPTION. The conditions set forth in Sections 7.2 and 7.3 hereof shall cease to be conditions to the obligations of any of the parties hereto if Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer or if Purchaser fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.


                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

          SECTION 8.1. TERMINATION. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of the Company) prior to the Effective Time:

          (a) by mutual written consent of Parent, Purchaser and the Company;

          (b) by Parent, Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

          (c) by Parent and Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the Conditions, but subject to the terms of this Agreement, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to July 15, 1996;

          (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer on or prior to July 15, 1996 or (ii) prior to the twentieth business day after the Offer was actually commenced, a Third Party other than a Pre-February 6 Party shall have made an offer that the Board determines, based as to legal matters on the advice of legal counsel, it is required to accept by applicable law (including fiduciary principles thereof), provided, that such termination under this clause (ii)
                     --------
shall not be effective until payment of the fee required by Section 8.3(a) hereof and the fees and expenses of Section 8.3(b) hereof;

          (e) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company under this Agreement having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of the Company under this Agreement resulting in a Material Adverse Effect or materially adversely affecting the consummation of the Offer, which shall not have been cured prior to 20 days following notice of such breach,
(iii) the Board (A) shall have withdrawn its approval or recommendation of the Offer, the Merger or this Agreement, (B) shall have modified (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, (C) shall have recommended to the Company's shareholders another offer, or (D) shall have adopted any resolution to effect any of the foregoing; provided that a change in
                                                       --------
the reasons for any such recommendation will not be deemed to be adverse to Purchaser so long as the Board continues to recommend that shareholders tender their Shares pursuant to the Offer; or (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares, determined on a Fully Diluted Basis, and on or prior to such date a Person or group (other than Parent or Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Transaction;

          (f) by the Company if (i) there shall have been a breach of any representation or warranty in this Agreement on the part of Parent or Purchaser which materially adversely affects the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of Parent or Purchaser which materially adversely affects the consummation of the Offer which shall not have been cured prior to 20 days following notice of such breach; or

          (g) by Parent, Purchaser or the Company if the consummation of the Offer shall not have occurred on or prior to July 15, 1996.

     SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to and in conformity with Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.2 and Sections 6.3(b), 8.3, 9.3 and 9.10 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. For a period of one year from any termination of this Agreement, (i) the Company and its Subsidiaries will not solicit for hire any of the employees of Purchaser or its Subsidiaries with whom the Company and its Subsidiaries and their representatives and agents have had contact during the investigation and negotiation of this Agreement or otherwise prior to the termination of this Agreement and (ii) Parent and its Subsidiaries will not solicit for hire any of the employees of the Company or its Subsidiaries with whom the Parent and its Subsidiaries and their representatives and agents have had contact during the investigation and negotiation of this Agreement or otherwise prior to the termination of this Agreement.

     SECTION 8.3  FEES AND EXPENSES.

          (a)     If:

                  (i) Parent or Purchaser terminates this Agreement pursuant to
     Section 8.1(e)(ii) or 8.1(e)(iv) hereof and within 12 months thereafter the Company consummates a transaction constituting a Third Party Transaction involving any Person (or any affiliate thereof) (A) with whom the Company or its representatives or agents have had substantive discussions regarding a Third Party Transaction, (B) to whom the Company or its representatives or agents furnished non-public information with a view to a Third Party Transaction or (C) who submitted a proposal or expressed an interest in a Third Party Transaction, in the case of each of clauses (A), (B) and (C) after the date hereof and prior to such termination; provided, that a sale
                                                          --------
     of assets by the Company shall constitute a Third Party Transaction for purposes of this Section 8.3(a)(i) only if a majority of the assets of the Company are involved;

                  (ii) Parent or Purchaser terminates this Agreement pursuant to
     Section 8.1(e)(iii) hereof; or

                  (iii) the Company terminates this Agreement pursuant to
     Section 8.1(d)(ii) hereof;

then, in each case, the Company shall pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, a fee, in cash, of $14 million; provided, that the Company in no event shall be obligated to pay
                --------
more than one such $14 million fee with respect to all such agreements and occurrences and such termination.

          (b) If Parent is entitled to receive the $14 million fee under Section 8.3(a) hereof, then the Company shall reimburse Parent, Purchaser and their affiliates (not later than one business day after submission of statements therefor) for up to $1 million of actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the proposed Merger (including fees payable to consultants, outside contractors, counsel to any of the foregoing and accountants), whether incurred prior to or after the date hereof. The Company shall in any event pay the amount requested within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

          (c) Except as specifically provided in this Section 8.3 each party shall bear its own respective expenses incurred in connection with this Agreement, the Offer and the Merger, including the preparation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

          SECTION 8.4. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after adoption of the Merger by the shareholders of the Company, if any; provided that (a) in
                                                          --------
the event that any persons designated by Parent pursuant to Section 1.4 hereof (such directors are hereinafter referred to as the "DESIGNATED DIRECTORS") constitute in their entirety a majority of the Company's Board, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's shareholders hereunder without the approval of a majority of the Continuing Directors (as hereafter defined) if at the time there shall be any Continuing Directors and (b) after the date of adoption of the Merger Agreement by the shareholders of the Company (if shareholder approval of the Merger is required by applicable Law), no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.
This Agreement may not be amended except by an instrument in writing signed on behalf of the parties. For purposes hereof, the term "CONTINUING DIRECTOR" shall mean (a) any member of the Board as of the date hereof, (b) any member of the Board who is unaffiliated with, and not a Designated Director or other nominee of, Parent or Purchaser or their respective Subsidiaries, and (c) any successor of a Continuing Director who is (i) unaffiliated with, and not a Designated Director or other nominee of, Parent or Purchaser or their respective Subsidiaries and (ii) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

          SECTION 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or

(c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that (x) in the event that any
                                 --------
Designated Directors constitute in their entirety a majority of the Board, no extensions or waivers shall be made which adversely affect the rights of the Company's shareholders hereunder without the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors and
(y) after the date of adoption of the Merger Agreement by the shareholders of the Company, no extensions or waivers shall be made which adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.1. SURVIVAL. If the Merger occurs, the representations, warranties, covenants and agreements made herein shall not survive beyond the Effective Time; provided that the covenants and agreements contained in Sections
                --------
2.7, 2.9, 3.1, 3.2, 6.4, 6.5, 6.6, 6.8, 6.10, 8.2, 8.3, 8.4, 8.5, 9.3, 9.5 and
9.10 hereof shall survive beyond the Effective Time without limitation. If the Agreement is terminated in accordance with Article VIII, the representations, warranties, covenants and agreements made herein shall not survive beyond such termination; provided that the covenants and agreements contained in Sections
             --------
6.3(b), 8.1, 8.2, 8.3 and 9.3 shall survive any such termination without limitation.

          SECTION 9.2. ENTIRE AGREEMENT. Except for the provisions of the Confidentiality Agreement which shall continue in full force and effect, this Agreement (including the schedules and exhibits and the agreements and other documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          SECTION 9.3. GOVERNING LAW. Except to the extent the IBCL is required to apply, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

          SECTION 9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to the Parent or Purchaser, to:

               Marriott International, Inc.
               10400 Fernwood Road
               Bethesda, Maryland  20817
               Telephone:  (301) 380-9555
               Telecopy:   (301) 380-8150
               Attention:  General Counsel

               with a copy to:

               O'Melveny & Myers
               555 Thirteenth Street, N.W.
               Washington, D.C.  20004
               Telephone:  (202) 383-5300
               Telecopy:   (202) 383-5414
               Attention:  Jeffrey J. Rosen
                           David G. Pommerening

          (b)  If to the Company, to:

               Forum Group, Inc.
               11320 Random Hills Road, Suite 400
               Fairfax, Virginia  22066
               Telephone:  (703) 277-7000
               Telecopy:   (703) 277-7090
               Attention:  Chief Executive Officer

               with a copy to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, New York 10022
               Telephone:  (212) 326-3800
               Telecopy:   (212) 755-7306
               Attention:  Robert A. Profusek

          SECTION 9.5. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Purchaser may assign its rights and
                            --------
obligations hereunder to Parent or any Subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Sections 2.7, 2.9, 6.8 and 6.10 hereof nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          SECTION 9.7. INTERPRETATION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          SECTION 9.8. SCHEDULES. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          SECTION 9.9.  LEGAL ENFORCEABILITY.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          SECTION 9.10. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Delaware. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Delaware and to service of process upon it in the manner set forth in Section 9.4 hereof.


        [The remainder of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                        FORUM GROUP, INC.



                                        By:   /s/ MARK PACALA
                                           ---------------------------------
                                                Name:  Mark Pacala
                                                Title: Chairman and Chief
                                                       Executive Officer



                                        MARRIOTT INTERNATIONAL, INC.



                                        By:    /s/ WILLIAM J. SHAW
                                           ---------------------------------
                                                 Name:  William J. Shaw
                                                 Title: Executive Vice President



                                        FG ACQUISITION CORP.



                                        By:    /s/ WILLIAM J. SHAW
                                           ----------------------------------
                                                 Name:  William J. Shaw
                                                 Title: Vice President

                                                            EXHIBIT A



                            CONDITIONS OF THE OFFER

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares, if:

          (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer and the Agreement), (A) the applicable waiting period under the HSR Act shall not have expired or been terminated, or
(B) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding and represent two-thirds of the voting power of the Shares then outstanding on a Fully Diluted Basis on the date of purchase; OR

          (ii) on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist and be continuing:

               (a) (1) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct in all material respects at the date when made or (except for those representations and warranties expressly made only as of a particular date which need only be true and correct in all material respects as of such date) shall cease to be true and correct in all material respects at any time prior to consummation of the Offer; or (2) (i) one or more circumstances or conditions exist, or changes have occurred since the date of this Agreement, that would constitute a breach or violation of any of the representations or warranties made by the Company in Article IV of this Agreement if such representations or warranties had been made without any materiality qualifications (e.g., if such representations and warranties
                                 ----
     were not qualified by "in all material respects" or except for such matters "as would not, individually or in the aggregate, have or constitute a Material Adverse Effect") and (ii) all such circumstances, conditions or changes, in the aggregate, have or constitute a Material Adverse Effect; or

               (b) the Company shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement; provided
                                                                       --------
     that, if any such breach is curable by the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (b) until 20 days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the breach has not been cured; or

               (c) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other legal action shall have been taken, by any state, federal or foreign government or governmental authority or by any U.S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, (2) imposes material limitations on the ability of Purchaser or Parent to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or (3) has or constitutes a Material Adverse Effect as defined in either Section 4.1 or Section 5.1 of the Merger Agreement; or

               (d) facts or circumstances exist or shall have occurred in respect of the Company or any of its Subsidiaries that in the aggregate have or constitute a Material Adverse Effect; or

               (e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having or constituting a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

               (f) any Person or any group, other than Purchaser, any of its affiliates, any current holder of more than 25% of the outstanding shares or any group of which any of them is a member, shall have acquired beneficial ownership of more than 25% of the outstanding Shares or shall have entered into a definitive agreement with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries; or

               (g) prior to the purchase of Shares pursuant to the Offer, the Board (1) shall have withdrawn its approval or recommendation of the Offer, the Merger Agreement or the Merger, (2) shall have or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger

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

     Agreement or the Merger, (3) shall have recommended to the Company's shareholders another offer, or (4) shall have adopted any resolution to effect any of the foregoing; provided that a change in the reasons for any
                                  --------
     such recommendation will not be deemed to be adverse to Purchaser so long as the Board continues to recommend that shareholders tender their Shares pursuant to the Offer; or

               (h)  the Merger Agreement shall have been terminated in
     accordance   with its terms; or

               (i) the Bankruptcy Court shall not have entered the Bankruptcy Order; or

               (j) the Company shall have failed to purchase all ownership interests (other than ownership interests owned as of the date hereof by the Company or any of its Subsidiaries) in the Forum Retirement Communities II, L.P., or shall have purchased such ownership interests for an aggregate purchase price in excess of $1,235,000; or

               (k) the Company shall have failed to obtain written confirmation of the oral waiver of the actual or potential breaches under the loan agreement referred to in item 3 of Schedule 4.9 of the Merger Agreement.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

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